Exhibit 10.2

NCS MULTISTAGE HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN FOR US EMPLOYEES
(As Effective August 3, 2017)

Second Amendment

NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), having reserved to the Company’s Compensation, Nominating and Governance Committee (the “Committee”) the right under Section 18.8 of the NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for US Employees, as effective as of August 3, 2017 and as thereafter amended (the “Plan”), to amend the Plan, does hereby amend the Plan, as follows:

Effective as of July 1, 2019, Section 6.2 is hereby amended in its entirety to read as follows:

“Election Changes. During an Offering Period, a Participant may not change the rate of his or her payroll deductions applicable to such Offering Period.  A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions within the time period prescribed by the Company prior to the start of the next Offering Period. However, a Participant may withdraw from the Plan in accordance with Section 9.”

EXECUTED this 1st day of July, 2019, but effective as of the date set forth above.

By:	/s/ John Deane
John Deane, Chairman
Compensation, Nominating and Governance
Committee of NCS Multistage Holdings, Inc.